AMENDMENT 2001-1

                              BECKMAN COULTER, INC.
                           EXECUTIVE RESTORATION PLAN



            WHEREAS, Beckman Coulter, Inc. (the "Company") maintains the Beckman Coulter, Inc. Executive Restoration Plan (as amended and restated effective as of September 1, 1998 the "Plan"); and

            WHEREAS, the Company has the right to amend the Plan and the Company desires to amend the Plan to reflect the availability of "catch-up" contributions to the Company's Savings Plan, and to provide that elections under the Plan will remain in force from year to year unless changed by the participant;

            NOW, THEREFORE, the Plan is amended, effective as of January 1, 2002, as follows:

            1. Section 2.1 is amended by adding the following to the end of the section:

            "Effective January 1, 2002, an Eligible Employee who is eligible to make catch-up contributions (as described in Code Section 414(v)) under the 401(k) Plan shall commence the deferrals under this Plan only if the Eligible Employee satisfies the requirements of the preceding sentence and has made all such catch-up contributions."

            2. Section 3.1(b) is amended by adding the following to the end of the section:

            "Effective for any elections which are applicable to deferrals during Plan Years beginning on or after January 1, 2002, such elections shall stay in force for subsequent Plan Years, unless the Eligible Employee changes or revokes the election as provided herein."

            3. Section 3.1(f) is amended by adding the following to the end of the section:

            "Any deferral election made with respect to deferrals for Plan Years beginning on or after January 1, 2002, shall remain in effect and, except as provided in Subsection 3.1(g), be irrevocable, notwithstanding any change in the Participant's Salary or Bonus, for (i) the entire Plan Year for which it is effective, and (ii) each entire subsequent Plan Year, unless, prior to the commencement of such subsequent Plan Year, the Participant makes a new election pursuant to Section 3.1(b)."

            4.    Section 3.1(g) is amended to read as follows:

            "(g) EMERGENCY CESSATION OF DEFERRALS. Notwithstanding anything else contained herein to the contrary, a Participant may discontinue his or her Salary and Bonus deferrals under the Plan at any time, provided that the Participant also ceases to make any before-tax deferrals, after-tax contributions, and if applicable, catch-up contributions under the 401(k) Plan and the Beckman Coulter, Inc. Executive Deferred Compensation Plan. Such discontinuance of deferrals, after-tax contributions and catch-up contributions, will remain in effect for the remainder of the current Plan Year and the following Plan Year."

            5. Section 3.2 is amended by adding the following to the end of the Section:

            "Effective for Plan Years commencing on or after January 1, 2002, Participants shall make separate elections of the percentage deferrals under this Plan and the 401(k) Plan."